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                       LIBERTY FINANCIAL COMPANIES, INC.

                EXHIBIT 12 - Statement re Computation of Ratios

                                ($ in millions)

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                                                                Years Ended December 31
                                                            ------------------------------
                                                              2000        1999      1998
                                                            --------   ---------  --------
Earnings:

   Pretax income                                            $  188.6   $  154.4   $  178.9
   Add fixed charges:
     Interest on indebtedness                                   45.4       36.6       24.1
     Portion of rent representing
       the interest factor                                       5.7        4.9        4.1
     Accretion to face value of redeemable
       convertible preferred stock                               0.2        0.8        0.8
                                                            --------   ---------  --------
   Sub-total of income as adjusted                             239.9      196.7      207.9
     Interest on fixed annuities and financial products        539.6      526.6      562.2
                                                            --------   ---------  --------
   Total income as adjusted                                 $  779.5   $  723.3   $  770.1
                                                            ========   =========  ========
Fixed charges:

   Interest on indebtedness                                 $   45.4   $   36.6   $   24.1
   Portion of rent representing
     the interest factor                                         5.7        4.9        4.1
   Accretion to face value of redeemable
     convertible preferred stock                                 0.2        0.8        0.8
                                                            --------   ---------  --------
   Sub-total of fixed charges                                   51.3       42.3       29.0
   Interest on fixed annuities and financial products          539.6      526.6      562.2
                                                            --------   ---------  --------
   Sub-total of fixed charges                                  590.9      568.9      591.2
   Preferred stock dividends                                     1.2        1.4        1.4
                                                            --------   ---------  --------
   Total fixed charges                                      $  592.1   $  570.3   $  592.6
                                                            ========   =========  ========
Ratio of earnings to fixed charges:

   Excluding interest on fixed annuities and
    financial products                                          4.68x      4.65x     7.17x
                                                            ========   =========  ========
   Including interest on fixed annuities and
    financial products                                          1.32x      1.27x     1.30x
                                                            ========   =========  ========
Ratio of earnings to combined fixed charges and
  preferred stock dividends:

   Excluding interest on fixed annuities and
    financial products                                          4.57x      4.50x     6.84x
                                                            ========   =========  ========
   Including interest on fixed annuities and
    financial products                                          1.32x      1.27x     1.30x
                                                            ========   =========  ========
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